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                                                                   Exhibit 99(b)



            Bank One Fact Sheet on Wachovia Credit Card Transaction

                           Wachovia Portfolio Summary


 .  12th largest credit card issuer
 .  $8 billion in outstandings
 .  2.8 million accounts

     Managed outstandings - 12/31/00
     Securitized                             3.6 billion
     On balance sheet                        4.5 billion
                                             -----------
     Total                                   8.1 billion

                                                               2000                 2000
                                                           Fourth Quarter         Full Year
                                                           --------------         ---------
     Return on average outstandings - pretax                   2.98%                2.66%
     Return on average outstandings - after tax                1.94%                1.71%
     Managed net charge-offs - $ (millions)                   $  99                $ 385
     Managed net charge-off ratio                              4.95%                4.83%

     30+ day delinquency ratio - 12/31/00  4.21%
     90+ day delinquency ratio - 12/31/00  1.80%

                              Transaction Summary

 .  Asset purchase
 .  All cash consideration
 .  Long-term, agent-bank joint marketing agreement with Wachovia for consumer credit card products and services
 .  Subject to Office of the Comptroller of the Currency and other regulatory review
 .  Expected to close in the second quarter, 2001; systems conversion by yearend

                                     (more)

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                              Strategic Rationale

 .  Continued leverage of First USA infrastructure
 .  High-quality, seasoned portfolio
 .  Ongoing value in agent-bank relationship

For Additional Information:
---------------------------
Media:
Thomas Kelly               (312) 732-7007

Investors:
Jay Gould                  (312) 732-5771
Sandra Catanzaro           (312) 732-8013
Larry Peepo                (312) 732-6638



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